For 1:00 PM Release,             Contact:        Ms. Antoinette L. Martin, CFO
Friday, December 31, 1999                        The Bethlehem Corporation
                                                 @ (610) 258-7111


                       THE BETHLEHEM CORPORATION ANNOUNCES

                          WAIVERS OBTAINED FROM LENDERS



                  Easton, PA - December 31, 1999-- The Bethlehem Corporation (AMEX-BET) today announced that waivers were obtained from its lenders for the non-compliance of certain financial covenants contained in its loan agreements for the quarter ended August 31, 1999. In addition, the Company received an extension for the sum of $125,000 due on January 3, 2000 from PNC Bank, N.A. to January 31, 2000.

                  The Company announced the resignation of Salvatore J. Zizza as Chairman of the Board of Directors and the appointment of Alan H. Silverstein, the Company's CEO as the new Chairman. The Board of Directors elected an executive committee consisting of five members to evaluate the future strategic direction of the Company. The Company has retained Seidman and Co., Inc., Investment Banking as an advisor.

                  Headquartered  in  Easton,   PA,  The  Bethlehem   Corporation
provides thermal and filtration process solutions, equipment, systems and technology. The Company's wholly owned subsidiary, Bethlehem Advanced Materials designs and manufactures high-temperature furnaces for sale and for its own use in the processing of specialty carbon, graphite and ceramic materials for semiconductor and aerospace applications. In addition, the Company, through Bethlehem Thermal, LLC provides metallized coatings for a variety of industries using totally automated thermal spray systems.